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                                                                    EXHIBIT 12.1

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                       STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                                                                 SIX MONTHS ENDED
                                                            FISCAL YEARS                       -------------------
                                           ----------------------------------------------      JULY 29,    AUG. 3,
                                           1991      1992       1993       1994      1995       1995        1996
                                           ----      ----       ----       ----      ----      --------    -------
Earnings (loss) from continuing
  operations before income taxes
  and cumulative effect of
  accounting changes....................  $11,033   $ 2,838   $(15,177)  $ 59,971   $(4,726)   $(19,939)   $ 9,813

Add total fixed charges.................   39,323    40,364     43,428     43,337    47,873      25,118     26,357
                                          -------   -------   --------   --------   -------    --------    -------
    Earnings available for payment
      of fixed charges..................  $50,356   $43,202   $ 28,251   $103,308   $43,147    $  5,179    $36,170
                                          =======   =======   ========   ========   =======    ========    =======

Fixed Charges:

    Interest expense (including
      amortization of debt issuance
      costs)............................  $15,431   $16,260   $ 17,334   $ 15,785   $15,969    $  7,880    $ 9,255

    Portion of minimum lease rental
      deemed to be interest.............   23,892    24,104     26,094     27,552    31,904      17,238     17,102
                                          -------   -------   --------   --------   -------    --------    -------
        Total fixed charges.............  $39,323   $40,364   $ 43,428   $ 43,337   $47,873    $ 25,118    $26,357
                                          =======   =======   ========   ========   =======    ========    =======
Ratio of earnings to fixed charges......    1.28x     1.07x      0.65x      2.38x     0.90x       0.21x      1.37x
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